SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Act of 1934

Date of Report: February 26, 2007

S3 INVESTMENT COMPANY, INC.

(Exact Name of Registrant as Specified in its Charter)

California	000-28767	33-0906297
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

43180 Business Park Dr., Suite 202 Temecula CA 92590

(Address of principal executive offices)

Registrant's telephone number, including area code: (951) 587-3618

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act  (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICER

On February 21, 2007, the Company reported the death of Douglas Perkins, a member of the Board of Directors. On February 26, 2007, to fill the vacancy created by the death of Douglas Perkins, the Board of Directors appointed Manhong Liu as a member of the Board of Directors.  The Board of Directors now consists of James Bickel, Gary Nerison and Manhong Liu.

Biographical and Other Information for Manhong Liu

Manhong Liu is the founder (2000), and current chairman and chief economist of VCChina Ltd, a global investment and consultation firm based in Beijing, China. VCChina, Ltd’s operations include venture capital investment advisory services, venture capital investment, consulting services, and educational services.  Under Ms. Liu’s leadership, VCChina, Ltd has become one of the leading companies in China's venture capital market.

Ms. Liu has a doctoral degree of economics of Cornell University. She served as research faculty of Harvard University from 1993 to 1997 and is currently professor and Ph.D. student mentor of Renmin University of China. She is also Financial Advisor to Beijing Municipal Government, Director of Boston China Finance Research Center in USA, Director of VC Research Center of Renmin University of China, and Honorary Vice Director of VC Association of China.

The Company entered into a Director’s Agreement with Ms. Liu dated February 26, 2007. The agreement has a twelve-month term, subject to renewal upon agreement of parties. Under the agreement, she is entitled to $2,000 a month for services provided.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements of Business Acquired.

Not applicable.

(b) Pro Forma Financial Information.

Not applicable.

(c) Shell company transactions.

Not applicable.

(d) Exhibits.

Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

S3 INVESTMENT COMPANY, INC.

February 26, 2007	/s/ James Bickel
Date	James Bickel Chief Executive Officer